                                                                     EXHIBIT 2.1

                              AMENDED AND RESTATED

                               AGREEMENT AND PLAN

                                       OF

                            MERGER AND REORGANIZATION

                                  by and among

                            BOCA RATON CAPITAL CORP.,

                              CRP ACQUISITION CORP.

                                       and

                           CLEAN ROOM PRODUCTS, INC.,

                              As of March 26, 1997

         AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") dated as of March 26, 1997, between Boca Raton Capital Corp., a Florida corporation ("Boca"), CRP Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Boca ("Sub"), and Clean Room Products, Inc., a New York corporation ("CRP").

                                    RECITALS

         1. Each of Boca, Sub and CRP are parties to that certain Agreement and Plan of Merger and Reorganization (the "Prior Agreement") dated as of December 12, 1996, and, hereby desire to make certain amendments to the Prior Agreement and to restate the Prior Agreement together with such amendments in this Agreement.

         2. Upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation Law of the State of New York ("New York Law"), Sub and CRP will enter into a business combination transaction pursuant to which Sub will merge with and into CRP (the "Merger").

         3. The board of directors of CRP has determined that the Merger is consistent with and in furtherance of the long-term business strategy of CRP and is fair to, and in the best interests of, CRP and its shareholders (the "CRP Shareholders") and has approved and adopted this Agreement and has approved the Merger and the other transactions contemplated hereby and recommended approval and adoption of this Agreement and approval of the Merger by the CRP Shareholders.

         4. The respective boards of directors of Boca and Sub have determined that the Merger is consistent with and in furtherance of the long-term business strategy of such companies and is fair to, and in the best interests of, such companies and their shareholders, and has approved and adopted this Agreement and has approved the Merger and the other transactions contemplated hereby, subject to the conditions herein, and has agreed to recommend approval and adoption of this Agreement and approval of the Merger by the shareholders of Boca (the "Boca Shareholders").

         5. For federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                       1

                                   THE MERGER

         1.1 Merger. Subject to the terms and conditions hereof, at the Effective Time (as defined in Section 1.3 hereof), Sub shall be merged with and into CRP in accordance with New York Law. As a result of the Merger, the separate existence of Sub will cease and CRP, as the surviving corporation of the Merger (the "Surviving Corporation") shall, by virtue of the Merger, continue in existence under New York Law as a wholly-owned subsidiary of Boca.

         1.2 Closing. Unless this Agreement shall have been terminated and the transactions


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herein contemplated shall have been abandoned pursuant to Section 9.1 and subject to the satisfaction or waiver, if permissible, of the conditions set forth in Article 8, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or, if permissible, waiver of the conditions set forth in Article 8 at the offices of Rivkin, Radler & Kremer, EAB Plaza, Uniondale, New York 11556, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing").

         1.3 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 8, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of New York in such form as required by and executed in accordance with the relevant provisions of New York Law (the date and time of the later of such filings, or such later date or times as set forth therein, being the "Effective Time").

                                       2

                       ARTICLES OF INCORPORATION, BY-LAWS,
                             DIRECTORS AND OFFICERS

         2.1 Articles and By-Laws. The certificate of incorporation and by-laws of CRP in effect at the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation.

         2.2 Directors and Officers of Surviving Corporation. (a) The directors of the Surviving Corporation and Boca from and after the Effective Time shall consist of six (6) individuals:


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                           Charles A. Chenes; ("Chenes");
                           Paul Gerber ("Gerber");
                           Kenneth Gross ("Gross");
                           Edward Nassberg ("Nassberg");

         and one (1) designee of Boca and one (1) designee of CRP who is reasonably satisfactory to the board of directors of Boca.

                  (b) The officers of the surviving Corporation and Boca from and after the Effective Time shall be as follows:

                           Charles A. Chenes         Chief Executive Officer and President
                           Joseph Flynn              Chief Financial Officer
                           Kenneth Gross             Secretary and Treasurer

         2.3 Corporate Name. The name of the Surviving Corporation shall be "Clean Room Products, Inc."

         2.4 Certain Effects of the Merger. At the Effective Time, the separate existence of Sub shall cease, and Sub shall be merged with and into CRP, which, as the Surviving Corporation, shall thereupon and thereafter possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each of Sub and CRP. All the rights, privileges, powers and franchises of each of Sub and CRP, and all property, real, personal and mixed, and all debts due to either of Sub and CRP on whatever account, all contract rights and all other interests due or belonging to each of Sub and CRP, shall be vested in the Surviving Corporation. All property, rights, privileges, powers and franchises, and all and every other interest, shall thereafter be as effectively the property of the Surviving Corporation as they were of Sub and CRP and shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of


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either of Sub and CRP shall be preserved unimpaired, and all debts, liabilities and duties of Sub and CRP shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

                                        3

                              CONVERSION OF SHARES

         3.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action:

                  (a) Each share of common stock, without par value, of CRP (the "CRP Common Stock") issued and outstanding immediately prior to the Effective Time owned by the CRP Shareholders shall be converted into the right to receive the number of shares of common stock, $0.001 par value, of Boca (the "Boca Common Stock") set forth in Section 3.1(d) below (the "Exchange Ratio"); provided, however, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of Boca Common Stock or CRP Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or otherwise, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other adjustment and provided further, that such Exchange Ratio shall be adjusted to reflect any issuance of Boca Common Stock or CRP Common Stock, if any, after the date


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         of this Agreement and prior to the Effective Time. All such shares of
         CRP Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3.2, certificates evidencing such number of shares of Boca Common Stock into which such CRP Common Stock was converted in accordance with the Exchange Ratio. The holders of such certificates previously evidencing such shares of CRP Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of CRP Common Stock except as otherwise provided herein or by law.

                  (b) Each share of CRP Common Stock held in the treasury of CRP immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                  (c) Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

                  (d) The Exchange Ratio shall be 300,072 shares of Boca Common Stock for each share of CRP Common Stock, unless the litigation between CRP and Dan Purjes ("Purjes") described in Schedule 5.13 (the "Purjes Litigation") is settled prior to the Effective Time, in which case the Exchange Ratio shall be correspondingly adjusted to account for the issuance of CRP Common Stock to Purjes as set forth in Schedule 5.3 hereto.


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

         3.2 Exchange of Certificates. At the Closing, Boca shall deliver to each of the CRP Shareholders, in exchange for the CRP Shareholders' certificates representing all of the issued and outstanding CRP Common Stock held by such shareholder, certificates evidencing the shares of Boca Common Stock to which such shareholder is entitled pursuant to Section 3.1(a) hereof.

                                       4

                      EXCHANGE RATIO CONTINGENT ADJUSTMENT

         4.1 Post-Closing Financing. For a period of six (6) months immediately following the Effective Time (the "Escrow Period"), the Surviving Corporation shall use its best efforts to seek and obtain commitments for long-term debt or equity financing of the Surviving Corporation or Boca in an amount not less than $1.5 million in net proceeds, in the aggregate (collectively, the "Financing").

         4.2 Financing Escrow.

                  (a) At the Closing, the CRP Shareholders and, as the case may be, Purjes shall place, or caused to be placed, in escrow pursuant to an escrow agreement in the form of Exhibit A hereto (the "Escrow Agreement"), certificates representing, in the aggregate, 1,875,750 shares of Boca Common Stock (the "Escrowed Shares").

                  (b) Each of the CRP Shareholders shall place, or cause to be placed, into escrow 625,250 shares of Boca Common Stock, unless the Purjes Litigation is settled prior to the Effective Time, in which case the Escrowed Shares shall be placed, or caused to be placed, in escrow by the CRP Shareholders and Purjes in the amounts set forth below:

Gerber ...................................................    562,725 shares
Gross ....................................................    562,725 shares
Nassberg .................................................    562,725 shares
Purjes ...................................................    187,575 shares

         4.3 Escrowed Shares.

                  (a) Concurrently with the closing of the Financing prior to the expiration of the Escrow Period, the Escrowed Shares shall be released from escrow and delivered to the CRP Shareholders and Purjes, as the case may be, in accordance with the terms of the Escrow Agreement.

                  (b) If the closing of the Financing has not occurred prior to the expiration of the Escrow Period, the Escrowed Shares shall be released from escrow and delivered to the Boca for cancellation in accordance with the terms of the Escrow Agreement and shall be considered authorized but unissued shares of Boca Common Stock.

         4.4 Adjustment to Exchange Ratio. Except to the extent provided by law, the parties hereto covenant and agree that each party shall treat any delivery of the Escrowed Shares to the Surviving Corporation pursuant to Section 4.3(b) hereof as an adjustment to the Exchange Ratio.

                                       5

                      REPRESENTATIONS AND WARRANTIES OF CRP

         CRP hereby represents and warrants to Boca and Sub as follows:

         5.1 Organization. CRP is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being


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conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on CRP. CRP is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on CRP.

         5.2 Subsidiaries. Except as set forth on Schedule 5.2, CRP has no direct or indirect Subsidiaries (as hereinafter defined) and owns no capital stock, other equity securities or similar equity investment, directly or indirectly, in any person, corporation, association, partnership, joint venture, trust or other entity. For purposes of this Agreement, the term "Subsidiary" or "Subsidiaries" means any corporation of which the securities having a majority of the ordinary voting power in electing the board of directors are, at the time of such determination, owned by CRP or Boca, as the case may be.

         5.3 Capitalization. The authorized capital stock of CRP consists of 200 shares of CRP Common Stock, of which 15 shares are issued and outstanding. However, if the Purjes Litigation is settled prior to the Effective Time, shares of CRP Common Stock shall be issued to Purjes in connection therewith, as set forth in Schedule 5.3. All of the outstanding shares of CRP Common Stock are, or will be when issued, duly authorized and validly issued, fully paid and nonassessable. Other than the shares of CRP Common Stock owned by the CRP Shareholders and, as the case may be, Purjes, listed on Schedule 5.3, no other shares of capital stock of CRP are outstanding, and none of such shares was issued in violation of any preemptive or preferential


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right. Except as set forth in Schedule 5.3, there are no outstanding subscriptions, warrants, options or other commitments obligating CRP or the CRP Shareholders to issue or dispose of any shares of CRP Common Stock or any other of its equity or debt securities. Since June 30, 1996, neither CRP nor any of the CRP Shareholders has (i) redeemed or acquired, nor is there any existing agreement obligating CRP or the CRP Shareholders to redeem or acquire, any shares of CRP Common Stock, or any other equity securities or any debt securities of CRP, (ii) declared or paid any dividend, distribution or other payment to shareholders (except for payment of salary and other benefits to CRP Shareholders in the customary amounts) or (iii) authorized or effected any split-up or recapitalization of CRP Common Stock.

         5.4 Power and Authority. CRP has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by CRP and the consummation by CRP of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CRP and no other corporate proceedings on the part of CRP are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of two-thirds of the then outstanding shares of CRP Common Stock and the filing and recordation of appropriate merger documents as required by New York Law). This Agreement has been duly executed and delivered by CRP and is, assuming the due authorization, execution and delivery hereof by Boca, enforceable in accordance with its terms, except as may by limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and


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subject to general principles of equity.

         5.5 Consents and Approvals; No Violation. Except as set forth on
Schedule 5.5, neither the execution, delivery and performance of this Agreement by CRP nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provisions of the certificate of incorporation or by-laws of CRP, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity") except (A) for (x) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws and (y) filing and recordation of appropriate merger documents as required by New York Law and (B) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on CRP, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which CRP is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to CRP, except, in the case of clauses (iii) or (iv), for violations, breaches or defaults which would not have a material adverse effect on CRP.

         5.6 Financial Information. The (i) audited (A) balance sheets of the company as at December 31, 1995 and 1994 (such balance sheet as at December 31, 1995 is sometimes referred


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to herein as the "Year-End Balance Sheet") and (B) statements of income, cash flows and changes in shareholders' equity of CRP for each of the years ended December 31, 1995, 1994 (each certified by Dalessio, Millner & Leben LLP) and 1993 (certified by BDO Seidman LLP), whose reports thereon are included therein (together with the Year-End Balance Sheet, the "Audited Financial Statements"), and (ii) unaudited (X) balance sheet of CRP as at June 30, 1996 (the "Interim Balance Sheet"), and (Y) statements of income, cash flows and changes in shareholders' equity of CRP for the six-month period then ended (together with the Interim Balance Sheet, the "Interim Financial Statements"), have been previously provided to Boca and Sub. Such balance sheets and the notes thereto are true, complete and accurate and fairly present the assets, liabilities and financial condition of CRP as of the respective dates thereof, and such consolidated statements of income, cash flows and changes in shareholders' equity and the notes thereto are true, complete and accurate and fairly present the results of operation of CRP for the period therein referred to, all in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved, except, with respect to the Interim Financial Statements, for certain normal and recurring adjustments that are only made as of year end and which are not material.

         5.7 No Undisclosed Liabilities. Except as set forth on Schedule 5.7, on the date hereof, CRP does not have any liability or obligation of any nature, whether fixed or contingent or otherwise, whether due or to become due, other than those reflected or reserved against in the Interim Balance Sheet or otherwise disclosed in the notes thereto, those liabilities disclosed elsewhere in this Agreement or the Schedules hereto, those liabilities incurred since the date of the Interim Balance Sheet in the ordinary course of business or those liabilities which, in the


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aggregate, would not have a material adverse effect on CRP.

         5.8 Absence of Certain Changes. Except as set forth on Schedule 5.8, and except as otherwise contemplated by this Agreement, (a) since the date of the Interim Balance Sheet the business of CRP has been conducted only in the ordinary course, consistent with past practice, and there has not occurred any event, condition, circumstance, change or development (whether or not in the ordinary course of business consistent with past practice) that, individually or in the aggregate, has had or, in the future, is reasonably likely to have a material adverse effect on CRP, and (b) since the date of the Interim Balance Sheet, neither the CRP Shareholders nor CRP has taken any action which, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Article 7 hereof.

         5.9 Properties, Leases and Equipment. Schedule 5.9 sets forth a brief description of all real property owned or leased by CRP. CRP has good and marketable title to its real and personal properties and assets, subject to no mortgages, liens, charges, encumbrances, security interests or any claims of any nature (except the lien of current taxes whether or not due and payable) not reflected in the Interim Financial Statements or the Schedules hereto. All of the equipment, machinery, furniture and fixtures and other assets owned by CRP are physically located in or about its premises and, except as described in
Schedule 5.9, none of it is subject to any commitment or other arrangement for its use by the CRP Shareholders or any other person. The plants, warehouses, structures, machinery and equipment of CRP are in good operating condition and repair, subject only to ordinary wear and tear, and are not, to the best of CRP's knowledge, in violation in any respect of any material applicable building, zoning, safety or other law, ordinance or regulation in respect thereof.


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         5.10 Accounts Receivable. Except as provided in Schedule 5.10, accounts receivable of CRP on the date hereof and at the Effective Time arose or will have arisen in the ordinary course of business, and are or will be accurately and fairly reflected in the Interim Financial Statements and the books and records of CRP, subject to all applicable reserves. CRP believes that the reserve established by CRP for bad debts or uncollectible accounts receivable on its Interim Balance Sheet is adequate and that bad debts and uncollectible accounts receivable will not exceed the reserve for bad debts or for uncollectible accounts receivable reflected on the Interim Balance Sheet of CRP.

         5.11 Inventory. The inventory disclosed in the Interim Balance Sheet of CRP at June 30, 1996 is determined in accordance with GAAP, valued on a basis consistent with that adopted in prior years. Except as set forth in Schedule 5.11, the inventory of CRP is of merchantable quality and in good condition and is not subject in whole or in part to any lien, mortgage, pledge, hypothecation, encumbrance, or claim of any nature. At the Effective Time, inventory will be at levels consistent with past practices.

         5.12 Patents, Trademarks, Service Marks and Copyrights. Schedule 5.12 lists and describes all of the patents, trademarks, service marks, trademark registrations and applications therefor, trade names, copyrights, and copyright registrations and applications therefor owned by or registered in the name of CRP in the United States or any other country, or in which CRP has any rights by license or otherwise. CRP owns, or is validly licensed under, such patents, trademarks, service marks, trade names and copyrights necessary for the conduct of its business as now operated without conflict with the rights of others. Except as described herein or in Schedule 5.12, no patent, trademark or other property right used by CRP in connection with its


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respective business is owned by any other party. CRP has full right to use all processes, systems, business plans, publications and products used by it in its business or necessary for its business, subject only to the restrictions or agreements listed on Schedule 5.12.

         5.13 Litigation. Except as set forth in Schedule 5.13 hereto, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of CRP, threatened against CRP before any Governmental Entity which, individually or in the aggregate, is reasonably likely to have a material adverse effect on CRP or a material adverse effect on the ability of CRP to consummate the transactions contemplated by this Agreement. Except as set forth in Schedule 5.13 hereto, CRP is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, would in the future have a material adverse effect on CRP or a material adverse effect on the ability of CRP to consummate the transactions contemplated hereby.

         5.14 Reports and Taxes. CRP has properly filed or caused to be filed all federal, state and local income and other tax returns, reports and declarations that are required by applicable law to be filed by it, and has paid, or made full and adequate provision for the payment of, all federal, state, local and other income and other taxes properly due for the periods covered by such returns, reports and declarations, except such taxes, if any, as are adequately reserved against in its Interim Balance Sheet or the absence of any of which would have a material adverse effect on CRP. CRP has complied in all material respects with all provisions of the Code relating to the withholding of taxes and has not presently pending any request for an extension of time within which to file any tax return or for a waiver of the statute of limitations with respect to any taxes or tax returns. Except as disclosed in
Schedule 5.14, CRP has not


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received notice of any tax deficiency outstanding, proposed or assessed against it, nor has CRP executed any waiver of any statute of limitations on the assessment or collection of any tax, which in any such event could have a material adverse effect on CRP.

         5.15 Agreements. Except as set forth in Schedule 5.15 hereto, CRP is not in breach or violation of or in default in the performance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (a) its certificate of incorporation or by-laws or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument or obligation to which it is bound or to which any of its assets or property is subject, which breaches, violations or defaults, in the case of clause (b) of this Section 5.15, would have, in the aggregate, a material adverse effect on CRP. Except for agreements set forth in Schedule 5.15 hereto, CRP is not a party to any material agreement not made in the ordinary course of its business.

         5.16 Employees and Labor Relations. With respect to its employees, CRP is in substantial compliance with all federal, state, foreign and local laws and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours and work places. Except as listed on Schedule 5.16, there is no unfair labor practice complaint against CRP pending before the National Labor Relations Board or strike, lockout, dispute, or work stoppage pending or threatened against or involving CRP and none has occurred since January 1, 1993, (ii) no union organization campaign is in progress or, to the best of CRP's knowledge, threatened, (iii) no charges, audits, investigations or complaint proceedings are pending before the Equal Employment Opportunity Commission or any state, local or federal agency responsible for the prevention of unlawful employment practices with respect to CRP and


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

(iv) CRP has not received notice of the intent of any federal, state or local agency to conduct an audit or an investigation of or relating to or including such employees or employment practices and no such investigation is in progress.

         5.17 Employee Benefit Plans and ERISA.

                  (a) CRP maintains such pension, benefit and welfare plans as are listed in Schedule 5.17. CRP has provided Boca with correct and complete copies (incorporating all amendments) of the plans set forth in such Schedule 5.17.

                  (b) All such pension, benefit and welfare plans of CRP have been administered in compliance with their terms and, where applicable, the Employee Retirement Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") and the Code, in all material respects. The Internal Revenue Service ("IRS") has issued a favorable determination letter with respect to the qualification of each such plan which is intended to be qualified under Section 401(a) of the Code and the exemption of any corresponding trust under Section 501(a) of the Code. A copy of the most recent determination letter for each such plan will be furnished to Boca upon request. CRP is not aware of anything which has occurred since the date of any such determination letter that could cause the relevant plan or trust to lose such qualification or exemption.

                  (c) With respect to each pension, benefit and welfare plan:
         (i) there is no fact, including, without limitation, any Reportable Event (as described in Section 4043(b) of ERISA), that exists that would constitute grounds for termination of such plan by the Pension Benefit Guaranty Corporation ("PBGC") or for the appointment by the appropriate United States District Court of a trustee to administer such plan, in each case as contemplated by ERISA; (ii) to the best of CRP's knowledge, neither CRP nor any fiduciary, trustee or administrator of any such plan has engaged in a Prohibited Transaction (as described in Section 406 of ERISA) that could subject CRP to any material tax or penalty; (iii) CRP has not incurred any material liability to the PBGC (except for the payment of premiums to the PBGC which are described in Section 4006 of ERISA); and (iv) there is no material Accumulated Funding Deficiency (within the meaning of Section 412 of the Code).

                  (d) No plan which is subject to Title IV of ERISA has been terminated during the four-year period ending on the date hereof.

                  (e) CRP has no knowledge of any material liability being incurred under Title IV of ERISA by it with respect to any pension plan maintained by a trade or business (whether or not incorporated) which is under common control with, or part of a controlled group of corporations with CRP within the meaning of Sections 414(b) or (c) of the Code.

                  (f) There has occurred no complete withdrawal or partial withdrawal with respect to any multi-employer plan (within the meaning of Section 4001(a)(3) of ERISA) that could cause CRP to incur any material liability under or as a result of ERISA.

         5.18 Information in Disclosure Documents. None of the information supplied or to be supplied by CRP in writing specifically for inclusion or incorporation by reference in the proxy statement relating to the meeting of the Boca Shareholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to the Boca Shareholders, at the time of the meeting of Boca Shareholders to be held in connection with the Merger and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.19 Brokers. No broker, finder or investment banker (other than Josephthal, Lyon & Ross Incorporated ("Josephthal")) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated herein based upon arrangements made by or on behalf of CRP. CRP has heretofore furnished to Boca a complete and correct copy of the agreement between CRP and Josephthal pursuant to which such firm would be entitled to any payment relating to the transactions contemplated herein.

         5.20 Accuracy of Information, Etc. The information with respect to CRP, and the representations and warranties made in this Agreement, and in any statement, certificate, exhibit, or other document furnished or made available by CRP to Boca or Sub pursuant to this Agreement or in connection with the transactions contemplated hereby are true, correct and complete and do not contain any statement which is false or misleading with respect to a material fact required to be set forth herein or therein, and do not omit to state a material fact necessary or required to be stated herein or therein in order to make the statements contained herein or therein not materially false or misleading.

                                       6

                 REPRESENTATIONS AND WARRANTIES OF BOCA AND SUB

         Boca and Sub hereby represent and warrant to CRP as follows:

         6.1 Organization. Each of Boca and Sub is a corporation duly organized, validly existing and in good standing under the laws of the States of Florida and New York, respectively, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on Boca and Sub taken as a whole. Each of Boca and Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on Boca and Sub taken as a whole.

         6.2 Subsidiaries. Except as set forth in Schedule 6.2 and other than Sub, a wholly-owned subsidiary of Boca organized solely for the purpose of participating in the Merger, neither Boca nor Sub has any direct or indirect Subsidiaries and neither Boca nor Sub owns any capital stock, other equity securities or similar equity investment, directly or indirectly, in any person, corporation, association, partnership, joint venture, trust or other entity.

         6.3 Capitalization. The authorized capital stock of Boca consists of
(i) 40 million shares of Boca Common Stock, of which 1,125,270 shares are issued and outstanding and (ii) 5 million shares of preferred stock, par value $1.00, of which no shares are issued and outstanding. All of the outstanding shares of Boca Common Stock are duly authorized and validly issued, fully paid and nonassessable. Except as set forth in Schedule 6.3, there are no outstanding subscriptions, warrants, options or other commitments obligating Boca to issue any shares of Boca Common

Stock or any other of its equity or debt securities. Since June 30, 1996, neither Boca nor any of the Boca Shareholders has (i) redeemed or acquired, nor is there any existing agreement obligating Boca or the Boca Shareholders to redeem or acquire, any shares of Boca Common Stock, or any other equity securities or any debt securities of Boca, (ii) declared or paid any dividend, distribution or other payment to shareholders (except for payment of salary and other benefits to shareholders in the customary amounts) or (iii) authorized or effected any split-up or recapitalization of Boca Common Stock. The authorized capital stock of Sub consists of 100 shares of common stock, par value $0.01 per share, of which one share is validly issued, fully paid and nonassessable (the "Sub Common Stock").

         6.4 Power and Authority. Boca and Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the Boca Shareholders as set forth in Section 6.18. The execution, delivery and performance of this Agreement by each of Boca and Sub and the consummation by Sub of the Merger and by Boca and Sub of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Boca and Sub, other than as set forth below, and no other corporate proceedings on the part of Boca or Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by (i) the holders of such number of then outstanding shares of Boca Common Stock as required pursuant to the Articles of Incorporation of Boca and applicable Florida Law and (ii) the holders of two-thirds of the then outstanding shares of Sub Common Stock, and the filing and recordation of appropriate merger documents as required by New York Law). This Agreement has been duly executed and delivered by Boca and Sub, as the case may be, and is, assuming the due authorization, execution and delivery hereof by CRP, enforceable in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and subject to general principles of equity.

         6.5 Consents and Approvals; No Violation. Neither the execution, delivery and performance of this Agreement by Boca and Sub nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provisions of the articles of incorporation or by-laws of Boca and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except (A) for (x) applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or "blue sky" laws and
(y) filing and recordation of appropriate merger documents as required by New York Law and (B) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on Boca and Sub taken as a whole, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Boca or Sub is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Boca or Sub, except, in the case of clauses (iii) or (iv), for violations, breaches or defaults which would not have a material adverse effect on Boca and Sub taken as a whole.

         6.6 SEC Reports and Financial Statements. Boca has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to CRP true and complete copies of, all forms, reports and documents required to be filed by it since January 1, 1995 under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Boca SEC Documents"). Boca's Annual Reports on form 10-KSB for the years ended December 31, 1996 and 1995 (the "Boca 10-KSBs"), including without limitation any financial statements or schedules included therein, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be. The financial statements of Boca included in the Boca 10-KSBs comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the financial position of Boca as at the dates thereof and the results of its operations and cash flows for the periods then ended. Except as reflected, reserved against or otherwise disclosed in the financial statements of Boca included in the Boca SEC Documents, as otherwise disclosed in the Boca SEC Documents or as disclosed on Schedule 6.6 hereto, Boca does not have any material liabilities or obligations (absolute, accrued, fixed, contingent or otherwise).

         6.7 Information in Disclosure Documents and Registration Statements. None of the information supplied or to be supplied by Boca or Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement in connection with the Merger (the "Proxy Statement") will, at the date mailed to the Boca Shareholders, at the time of the meeting of the Boca Shareholders to be held in connection with the Merger and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will when filed comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Boca with respect to statements made therein based on information supplied by CRP in writing for inclusion in the Proxy Statement.

         6.8 No Undisclosed Liabilities. On the date hereof, neither Boca nor Sub has any liability or obligation of any nature, whether fixed or contingent or otherwise, whether due or to become due, other than those set forth on
Schedule 6.8 hereto, and those reflected or reserved against in the Boca SEC Documents, those liabilities disclosed elsewhere in this Agreement or the Schedules hereto, or liabilities incurred since the date of the Boca SEC Documents in the ordinary course of business or those liabilities which, in the aggregate, would not have a material adverse effect on Boca and Sub, taken as a whole.

         6.9 Absence of Certain Changes. Except as otherwise contemplated by this Agreement, since June 30, 1996, (a) the business of Boca has been conducted only in the ordinary course, consistent with past practice, and there has not occurred any event, condition, circumstance, change or development (whether or not in the ordinary course of business consistent with past practice) that, individually or in the aggregate, has had or, in the future, is reasonably likely to have a material adverse effect on Boca, and (b) neither the Boca Shareholders nor Boca has taken any action which, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Article 7 hereof.

         6.10 Properties, Leases and Equipment. Schedule 6.10 sets forth a brief description of all real property owned or leased by Boca. Sub does not own or lease any real property. Boca has good and marketable title to its respective real and personal properties and assets, subject to no mortgages, liens, charges, encumbrances, security interests or any claims of any nature (except the lien of current taxes whether or not due and payable) not reflected in the Boca SEC Documents or the Schedules hereto. All of the equipment, machinery, furniture and fixtures and other assets owned by Boca are physically located in or about its premises and, except as set forth in the Boca SEC Documents, none of it is subject to any commitment or other arrangement for its use by the Boca Shareholders or any other person. The plants, warehouses, structures, machinery and equipment of Boca are in good operating condition and repair, subject only to ordinary wear and tear, and are not, to the best of Boca's knowledge, in violation in any respect of any material applicable building, zoning, safety or other law, ordinance or regulation in respect thereof.

         6.11 Accounts Receivable. Except as provided in Schedule 6.11, accounts receivable of Boca on the date hereof and at the Effective Time arose or will have arisen in the ordinary course of business, and are or will be accurately and fairly reflected in the Boca SEC Documents for September 30, 1996 and the books and records of Boca, subject to all applicable reserves. Boca believes that the reserve established by Boca for bad debts or uncollectible accounts receivable in the Boca SEC Documents for September 30, 1996 is adequate and that bad debts and uncollectible accounts receivable will not exceed the reserve for bad debts or for uncollectible accounts receivable reflected in the Boca SEC Documents for September 30, 1996 by any material amount.

         6.12 Patents, Trademarks, Service Marks and Copyrights. Schedule 6.12 lists and describes all of the patents, trademarks, service marks, trademark registrations and applications therefor, trade names, copyrights, and copyright registrations and applications therefor owned by or registered in the name of Boca in the United States or any other country, or in which Boca has any rights by license or otherwise. Boca owns, or is validly licensed under, such patents, trademarks, service marks, trade names and copyrights necessary for the conduct of its business as now operated, to the best knowledge of its shareholders, without conflict with the rights of others. Except as described herein or in
Schedule 6.12, no patent, trademark or other property right used by Boca in connection with its respective business is owned by any other party. Boca has full right to use all processes, systems, business plans, publications and products used by it in its business or necessary for its business, subject only to the restrictions or agreements listed on Schedule 6.12.

         6.13 Litigation. Except as disclosed in the Boca SEC Documents filed prior to the date of this Agreement and in Schedule 6.13, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of Boca, threatened against Boca or Sub before any Governmental Entity which, individually or in the aggregate, is reasonably likely to have a material adverse effect on Boca and Sub taken as a whole or a material adverse effect on the ability of Boca or Sub to consummate the transactions contemplated by this Agreement. Except as set forth in Schedule 6.13, neither Boca nor Sub is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen, individually or in the aggregate, would in the future have a material adverse effect on Boca and Sub taken as a whole or a material adverse effect on the ability of Boca or Sub to consummate the transactions contemplated hereby.

         6.14 Reports and Taxes. Each of Boca and Sub has properly filed or caused to be filed all federal, state and local income and other tax returns, reports and declarations that are required by applicable law to be filed by it, and has paid, or made full and adequate provision for the payment of, all federal, state, local and other income and other taxes properly due for the periods covered by such returns, reports and declarations, except such taxes, if any, as are adequately reserved against in its balance sheet dated as of September 30, 1996 included in the Boca SEC Documents or the absence of any of which would have a material adverse effect on Boca and Sub taken as a whole. Each of Boca and Sub has complied in all material respects with all provisions of the Code relating to the withholding of taxes and has not presently pending any request for an extension of time within which to file any tax return or for a waiver of the statute of limitations with respect to any taxes or tax returns. Except as disclosed in Schedule 6.14, neither Boca nor Sub has received notice of any tax deficiency outstanding, proposed or assessed against it, nor has Boca or Sub executed any waiver of any statute of limitations on the assessment or collection of any tax, which in any such event could have a material adverse effect on Boca and Sub taken as a whole.

         6.15 Agreements. Except as set forth in Schedule 6.15, neither Boca nor Sub is in breach or violation of or in default in the performance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (a) Boca or Sub's articles of incorporation or by-laws or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument or obligation to which either Boca or Sub is bound or to which any of its assets or property is subject, which breaches, violations or defaults, in the case of clause (b) of this Section 6.15, would have, in the aggregate, a material adverse effect on Boca and Sub taken as a whole. Except for contracts set forth in Schedule 6.15 hereto or in the Boca SEC Documents, neither Boca nor Sub is a party to any material contract not made in the ordinary course of its business.

         6.16 Employees and Labor Relations. With respect to its employees, each of Boca and Sub is in substantial compliance with all federal, state, foreign and local laws and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours and work places. Except as listed on Schedule 6.16, there is no unfair labor practice complaint against Boca or Sub pending before the National Labor Relations Board or strike, lockout, dispute, or work stoppage pending or threatened against or involving Boca or Sub and none has occurred since January 1, 1993, (ii) no union organization campaign is in progress or, to the best of Boca's knowledge, threatened, (iii) no charges, audits, investigations or complaint proceedings are pending before the Equal Employment Opportunity Commission or any state, local or federal agency responsible for the prevention of unlawful employment practices with respect to Boca or Sub and (iv) neither Boca nor Sub has received notice of the intent of any federal, state or local agency to conduct an audit or an investigation of or relating to or including such employees or employment practices and no such investigation is in progress.

         6.17 Employee Benefit Plans and ERISA.

                  (a) Boca maintains such pension, benefit and welfare plans as are listed in Schedule 6.17. Boca has provided CRP with correct and complete copies (incorporating all amendments) of the plans set forth in such Schedule 6.17. Sub does not maintain any pension, benefit or welfare plans.

                  (b) All such pension, benefit and welfare plans of Boca have been administered in compliance with their terms and, where applicable, ERISA and the Code, to all material extents. The IRS has issued a favorable determination letter with respect to the qualification of each such plan which is intended to be qualified under Section 401(a) of the Code and the exemption of any corresponding trust under Section 501(a) of the Code. A copy of the most recent determination letter for each such plan will be furnished to CRP upon request. Boca is not aware of anything which has occurred since the date of any such determination letter that could cause the relevant plan or trust to lose such qualification or exemption.

                  (c) With respect to each pension, benefit and welfare plan:
         (i) there is no fact, including, without limitation, any Reportable Event (as described in Section 4043(b) of ERISA), that exists that would constitute grounds for termination of such plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such plan, in each case as contemplated by ERISA; (ii) to the best of Boca's knowledge, neither Boca nor any fiduciary, trustee or administrator of any such plan has engaged in a Prohibited Transaction that could subject Boca to any material tax or penalty; (iii) Boca has not incurred any material liability to the PBGC (except for the payment of premiums to the PBGC which are described in Section 4006 of ERISA); and (iv) there is no material Accumulated Funding Deficiency.

                  (d) No plan which is subject to Title IV of ERISA has been terminated during the four-year period ending on the date hereof.

                  (e) Boca has no knowledge of any material liability being incurred under Title IV of ERISA by it with respect to any pension plan maintained by a trade or business (whether or not incorporated) which is under common control with, or part of a controlled group of corporations with Boca within the meaning of Sections 414(b) or (c) of the Code.

                  (f) There has occurred no complete withdrawal or partial withdrawal with respect to any multi-employer plan (within the meaning of Section 4001(a)(3) of ERISA) that could cause Boca to incur any material liability under or as a result of ERISA.

         6.18 Vote Required. The affirmative vote of the holders of Boca Common Stock, as set forth in the articles of incorporation of Boca as in effect on the date hereof, is the only vote of the holders of any class or series of Boca capital stock necessary to approve the transaction contemplated herein.

         6.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated herein based upon arrangements made by or on behalf of Boca or Sub provided, however that Spencer Trask Securities, Inc. ("Spencer Trask") has or shall be retained as an independent financial advisor to render an opinion regarding the fairness of the Merger and the transactions contemplated herein.

         6.20 Investment Company Act. None of Boca or any Subsidiary thereof is an "investment company" or an "affiliated person" of an entity required to register as an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended (the "Act"). The execution, delivery and performance by Boca of this Agreement will not violate any provision of the Act or any rule, regulation or order issued by the SEC thereunder, applicable in each case to Boca or any Subsidiary thereof.

         6.21 Accuracy of Information, Etc. The information with respect to Boca and Sub, and the representations and warranties made in this Agreement, and in any statement, certificate, exhibit, or other document furnished or made available by Boca or Sub to CRP pursuant to this

Agreement or in connection with the transactions contemplated hereby are true, correct and complete and do not contain any statement which is false or misleading with respect to a material fact required to be set forth herein or therein, and do not omit to state a material fact necessary or required to be stated herein or therein in order to make the statements contained herein or therein not materially false or misleading.

                                    COVENANTS

         7.1 Conduct of Business by CRP and Boca Pending the Merger. Each of CRP and Boca covenants and agrees that, between the date hereof and the Effective Time, unless the other party shall have consented in writing (such consent not to be unreasonably withheld), the business of each of CRP and Boca shall, in all material respects, be conducted in, and each of CRP and Boca shall not take any material action, except in the ordinary course of business consistent with past practice; and each of CRP and Boca shall use all reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees and to preserve its relationships with licensors, licensees, customers, suppliers, employees and any others persons with whom it has significant business relations. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, each of CRP, Boca and Sub will not, prior to the Effective Time, without the prior written consent of the other party:

                  (a) adopt any amendment to its respective certificate of incorporation or articles of incorporation, as the case may be, or by-laws or comparable organizational documents;

                  (b) issue, sell, deliver, pledge dispose of, grant, encumber or authorize the issuance, sale, delivery, pledge, disposition, grant or encumbrance of additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of shares of Boca Common Stock upon the exercise of stock options or stock grants pursuant to outstanding stock options on the date of this Agreement in accordance with their present terms;

                  (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock;

                  (d) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock, or any of its other securities;

                  (e) (i) acquire (for cash or shares of stock) (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except (A) short-term debt in connection with business creditors, accrued wages, taxes and health and welfare obligations in the ordinary course of business consistent with past practices, or (B) short-term borrowings under existing lines of credit in the ordinary course of business consistent with past practice; or (iii) enter into or amend any contract, agreement, commitment or arrangement with Josephthal or with respect to any matter set forth in this Section 7.1;

                  (g) increase the compensation payable or to become payable to its executive officers or employees, except for increases in the ordinary course of business in accordance with past practice, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director or executive officer of it or any of its subsidiaries, or establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, executive officer or employee;

                  (h) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

                  (i) make any tax election or settle or compromise any material tax liability; or

                  (j) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

         7.2 Conduct of Business by Sub Pending the Merger. During the period from the date of this Agreement to the Effective Time, Sub (a) will remain a wholly-owned subsidiary of Boca, (b) will not incur, directly or indirectly, any liabilities or obligations except those incurred in connection with consummation of this Agreement and the transactions contemplated hereby and (c) will not engage, directly or indirectly, in any business or activities of any type or kind and will not enter into any agreements or arrangements with any person or entity, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement.

         7.3 Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, (i) the prompt preparation and filing with the SEC of the Proxy Statement, (ii) such actions as may be required to have the Proxy Statement cleared by the SEC, as promptly as practicable, including by consulting with each other as to, and responding promptly to, any SEC comments with respect thereto, and (iii) such actions as may be required to be taken under applicable state securities or blue sky laws in connection with the issuance of shares of Boca Common Stock contemplated hereby. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby .

         7.4 Access to Information.

                  (a) From the date hereof to the Effective Time, each of CRP and Boca shall (and shall cause the officers, directors, employees, auditors, and agents to) afford the officers, employees, accountants, counsel and other agents of the other party (the "Respective Representatives") reasonable access at all reasonable times, to its officers, employees, agents, properties, facilities, books, contracts, commitments and records, other information necessary for the conduct of a complete business, financial and legal audit of its business and financial condition and, during such period, furnish such Respective Representatives with all financial operating and other data and information as may be reasonably requested.

                  (b) All information obtained by Boca or CRP pursuant to this
         Section 7.4 shall be kept confidential in accordance with the confidentiality agreements, dated as of September 5, 1996, between CRP and Boca.

                  (c) No investigation pursuant to this Section 7.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

         7.5 Boca Shareholders Meeting. Boca shall call and use its best efforts to hold a meeting of its shareholders to be held as promptly as practicable after clearance by the SEC of the Proxy Statement, for the purpose of voting upon this Agreement and related matters. Boca will, through its board of directors, recommend to its shareholders approval of such matters subject to:
(a) the satisfactory completion of Boca's business, financial and legal audit of CRP's business and financial condition or 12:00 noon, New York time, on January 24, 1997, whichever occurs first; and (b) the receipt of an opinion of Spencer Trask to the effect that the Merger and transactions contemplated herein are fair to the Boca Shareholders from a financial point of view; provided, however, that nothing contained in this Section 7.5 shall require the board of directors of Boca to take any action or refrain from taking any action in violation of its fiduciary duties.

         7.6 Legal Conditions to Merger. Each of CRP and Boca will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Entity and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Merger). Each of CRP and Boca will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Boca or CRP in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

         7.7 Articles of Incorporation and By-Law Amendments. (a) Prior to the Effective Time, CRP and Boca shall agree to amendments to be effected to the amended and restated articles of incorporation of Boca, including to change the name of Boca to "CRP Holding Corp.", and the by-laws of Boca, and Boca shall take all actions reasonably necessary so that such amendments become effective no later than the Effective Time.

                  (b) Any of such foregoing amendments shall not adversely effect the rights with respect to indemnification provided thereunder for actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), of individuals who at any time prior to Effective Time, were directors or officers of Boca.

         7.8 Employee Benefit Plans.

                  (a) CRP and Boca agree that the benefit plans of CRP in effect at the date of this Agreement shall, to the extent practicable, remain in effect until otherwise determined after the Effective Time and, to the extent such benefit plans are not continued, the Surviving Corporation will maintain for a period of one year after the Effective Time benefit plans which are no less favorable, in the aggregate, to the employees covered by such plans.

                  (b) Boca will, and will cause the Surviving Corporation to, honor without modification all employee severance plans (or policies) and employment and severance agreements of CRP in existence on the date hereof as such agreements are in effect at the Effective Time, including without limitation the plans and agreements specified in
         Section 7.10 hereto.

         7.9 No Solicitations. Each of the parties hereto will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any merger, business combination, sale of a significant amount of assets outside of the ordinary course of business, sale of shares of capital stock outside of the ordinary course of business, tender or exchange offer or similar transaction involving such party or any of its subsidiaries or divisions (an "Acquisition Transaction"). Each of the parties hereto shall use its best efforts to ensure that none of its affiliates, officers, directors, representatives or agents shall, directly or indirectly, solicit any person, entity or group concerning any Acquisition Transaction (other than the transactions contemplated by this Agreement); provided, that each of Boca and CRP may participate in negotiations with or furnish information to a third party if their respective boards of directors, after consulting with outside counsel, determines that the failure to do so may violate its fiduciary duties.

         7.10 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         7.11 Brokers or Finders. Each of CRP and Boca represents, as to itself and its affiliates that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except
(i) Josephthal, whose fees and expenses will be borne by CRP or the Surviving Corporation and (ii) Spencer Trask, whose fees and expenses will be borne by Boca. Each of CRP and Boca agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

                                       8

                                   CONDITIONS

         8.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, on or prior to the Effective Time, of the following conditions:

                  (a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by (i) the affirmative vote of the holders of the Boca Common Stock as required by the articles of incorporation of Boca as in effect on the date hereof,
         (ii) the affirmative vote of the holders of the CRP Common Stock entitled to cast at least two-thirds (2/3) of the total number of votes entitled to be cast, and (iii) the affirmative vote of the holders of the common stock of Sub entitled to cast at least two-thirds (2/3) of the total number of votes entitled to be cast.

                  (b) Other Approvals. Other than the filing provided for by
         Section 1.3, any authorizations, notices, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure to obtain which would have a material adverse effect on the Surviving Corporation, shall have been filed, occurred or been obtained. Boca shall have received all state securities or blue sky permits and other authorizations necessary to issue the Boca Common Stock pursuant to this Agreement.

                  (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted).

                  (d) Audits. Each of CRP and Boca shall have completed their respective business, financial and legal audits to the reasonable satisfaction of CRP and Boca, as the case may be.

                  (e) Opinion. Boca shall have received an opinion of Spencer Trask or another independent financial advisor reasonably satisfactory to the board of directors of Boca to the effect that the Merger and the transactions contemplated herein are fair to the Boca Shareholders from a financial point of view.

         8.2 Conditions of Obligations of CRP. The obligations of CRP to effect the Merger are subject to the satisfaction, on or prior to the Effective Time, of the following conditions unless waived, if permissible, by CRP:

                  (a) Representations and Warranties. (i) The aggregate effect of all inaccuracies in the representations and warranties of Boca and Sub set forth in this

         Agreement does not and will not have a material adverse effect on Boca and Sub taken as a whole and (ii) the representations and warranties of Boca and Sub shall be true and correct in all material respects as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made on and as of the Effective Time, except as otherwise contemplated by this Agreement, and CRP shall have received a certificate signed on behalf of Boca by the chief executive officer and the chief financial officer of Boca to such effect.

                  (b) Performance of Obligations of Boca and Sub. Boca and Sub shall have performed in all material respects all obligations required to be performed under this Agreement at or prior to the Effective Time, and CRP shall have received a certificate signed on behalf of Boca by the chief executive officer and the chief financial officer of Boca to such effect.

                  (c) Boca shall deliver to CRP at the Closing the resignations of each of its officers and directors, which resignations shall be effective as of the Effective Time.

                  (d) The termination of a Shareholder Agreement dated as of September 3, 1991, by and among CRP and Gerber, Gross and Nassberg.

                  (e) CRP shall have received any such consent, waiver, modification, amendment, suspension or otherwise (in form reasonably satisfactory to CRP and Boca), of The Chase Manhattan Bank, as trustee under an indenture dated as of December 1, 1984, necessary for the consummation of the Merger and the transactions contemplated hereby, and to waive any current defaults thereunder as of the Effective Time, and as may be necessary or appropriate so that no event of default shall occur or be continuing immediately subsequent to the Effective Time, or as may otherwise be necessary or appropriate.

                  (f) CRP shall have received a waiver (in form reasonably satisfactory to CRP and Boca) from Leon Hertzson ("Hertzson"), as Sublessor under a Sublease Agreement, dated as December 1, 1984 by and among Hertzson, CRP and Colonial Glove and Garment, Inc. ("Colonial"), with respect to certain rental payments which are in arrears from April through October of 1996.

                  (g) CRP shall have received any such consent, waiver modification, amendment, suspension or otherwise as may be required (in form reasonably satisfactory to CRP and Boca), under the Revolving Credit Agreement dated December 22, 1995, between CRP and Concord Growth Corporation ("Concord"), and any other agreements between CRP and Concord, necessary for the consummation of the transactions contemplated hereby and to waive any current defaults thereunder, as of the Effective Time, and as may be necessary or appropriate so that no event of default shall be continuing immediately subsequent to the Effective Time, or as may otherwise be necessary or appropriate.

         8.3 Conditions of Obligations of Boca and Sub. The obligation of Boca and Sub to effect the Merger is subject to the satisfaction of the following conditions, on or prior to the Effective Time, unless waived, if permissible, by
Boca:

                  (a) Representations and Warranties. (i) The aggregate effect of all inaccuracies in the representations and warranties of CRP set forth in this Agreement does not and will not have a material adverse effect on CRP and (ii) the representations and warranties of CRP shall be true and correct in all material respects as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made on and as of the Effective Time, except as otherwise contemplated by this Agreement, and Boca shall have received a certificate signed on behalf of CRP by the chief executive officer and the chief financial officer of CRP to such effect.

                  (b) Performance of Obligations of CRP. CRP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Boca and Sub shall have received a certificate signed on behalf of CRP by the chief executive officer and the chief financial officer of CRP to such effect.

                  (c) The termination of a Shareholder Agreement dated as of September 3, 1991, by and among CRP and Gerber, Gross and Nassberg.

                  (d) CRP shall have received any such consent, waiver, modification, amendment, suspension or otherwise (in form reasonably satisfactory to CRP or Boca), of The Chase Manhattan Bank, as trustee under an indenture dated as of December 1, 1984, necessary for the consummation of the Merger and the transactions contemplated hereby, and to waive any current defaults thereunder as of the Effective time, and as may be necessary or appropriate so that no event of default shall occur or be continuing immediately subsequent to the Effective time, or as may otherwise be necessary or appropriate.

                  (e) CRP shall have received a waiver (in form reasonably satisfactory to CRP and Boca) from Hertzson, as Sublessor under a Sublease Agreement, dated as December 1, 1984 by and among Hertzson, CRP and Colonial, with respect to certain rental payments which are in arrears from April through October of 1996.

                  (f) the termination of any employment agreement with Gerber as of the Effective Time.

                  (g) CRP shall have received any such consent, waiver modification, amendment, suspension or otherwise as may be required (in form reasonably satisfactory to CRP and Boca), under the Revolving Credit Agreement dated December 22, 1995, between CRP and Concord, and any other agreements between CRP and Concord, necessary for the consummation of the transactions contemplated hereby and to waive any current defaults thereunder, as of the Effective Time, and as may be necessary or appropriate so that no event of default shall be continuing immediately subsequent to the Effective Time, or as may otherwise be necessary or appropriate.

                                       9

                            TERMINATION AND AMENDMENT

         9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Boca or CRP:

                  (a) by mutual consent of CRP and Boca;

                  (b) by either Boca or CRP if the Merger shall not have been consummated before May 31, 1997 (unless the failure to so consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

                  (c) by CRP if (i) there has been a breach on the part of Boca or Sub of the representations, warranties or covenants of Boca and Sub set forth herein, or any failure on the part of Boca and Sub to comply with their obligations hereunder, or any other events or circumstances shall have occurred, such that, in any such case, any of the conditions to the Closing set forth in Sections 8.1 or 8.2 hereof could not be satisfied on or prior to May 31, 1997, (ii) the Boca Shareholders do not approve the Merger and this Agreement at the meeting required under
         Section 7.6 hereof, or (iii) the board of directors of Boca withdraws, amends, or modifies its favorable recommendation of the Merger, or promulgates any recommendation with respect to an Acquisition Transaction other than a recommendation to reject such Acquisition Transaction; or

                  (d) by Boca if (i) there has been a breach on the part of CRP in the representations, warranties or covenants of CRP set forth herein, or any failure on the part of CRP to comply with its obligations hereunder, or any other events or circumstances shall have occurred, such that, in any such case, any of the conditions to the Closing set forth in Sections 8.1 or 8.3 hereof could not be satisfied on or prior to May 31, 1997, (ii) the Boca Shareholders do not approve the Merger and this Agreement at the meeting required under Section 7.6 hereof, or (iii) prior to the approval of the Merger by the Boca Shareholders, Boca receives a firm offer with respect to an Acquisition Transaction and the board of directors of Boca, after consulting with its outside counsel, determines in good faith that to proceed with the Merger may violate its fiduciary duties.

         9.2 Effect of Termination. In the event of a termination of this Agreement by either Boca or CRP as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no other liability or obligation on the part of CRP or Boca or Sub or their respective officers or directors, other than the provisions of Section 7.10; provided, however that any such termination shall not relieve any party from liability for willful breach of any of its covenants or agreements set forth in this Agreement.

                                       10

                                  MISCELLANEOUS

         10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

         10.2 Amendment. This Agreement may be amended in writing by the parties hereto, at any time before or after approval of the matters presented in connection with the Merger by the Boca Shareholders and the CRP Shareholders but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         10.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

         10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to CRP, to:

                                    Clean Room Products, Inc.
                                    1800 Ocean Avenue
                                    Ronkonkoma, New York  11779
                                    Attention:  President

                           with a copy to:

                                    Rivkin, Radler & Kremer
                                    EAB Plaza
                                    Uniondale, New York  11556
                                    Attention:  Barry R. Shapiro, Esq.

                  (b)      if to Boca or Sub, to:

                                    6516 Via Rosa
                                    Boca Raton, Florida  33433
                                    Attn:  Mr. Alan L. Jacobs

                           with a copy to:

                                    Orrick, Herrington & Sutcliffe LLP
                                    666 Fifth Avenue
                                    New York, New York  10103
                                    Attn:  Lawrence B. Fisher, Esq.

                  (c)      if to Josephthal, to:

                                    Josephthal Lyon & Ross Incorporated
                                    200 Park Avenue
                                    24th Floor
                                    New York, New York  10166
                                    Attn:  Dan Purjes

         10.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

         10.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         10.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

         10.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law.

         10.9 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         10.10 Publicity. Except as otherwise required by law, or the rules of the OTC Electronic Bulletin Board, for so long as this Agreement is in effect, neither Boca nor CRP shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

         10.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  IN WITNESS WHEREOF, CRP, Boca and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        CLEAN ROOM PRODUCTS, INC.

                                        By: /s/ Charles A. Chenes
                                           ------------------------
                                            Name:  Charles A. Chenes
                                            Title:  President

                                        BOCA RATON CAPITAL CORP.

                                        By: /s/ Alan L. Jacobs
                                           ------------------------
                                            Name:  Alan L. Jacobs
                                            Title:  President

                                        CRP ACQUISITION CORP.

                                        By: /s/ Alan L. Jacobs
                                           ------------------------
                                            Name:  Alan L. Jacobs
                                            Title:  President

The undersigned are executing this Agreement with respect to Section 4.2 only.

                                        /s/ Paul Gerber
                                        ------------------------
                                        Paul Gerber

                                        /s/ Felicia Gross
                                        ------------------------
                                        Felicia Gross

                                        /s/ Sheila Nassberg
                                        ------------------------
                                        Sheila Nassberg

                                        ------------------------
                                        Dan Purjes

                                  Schedule 5.2

                                  Subsidiaries

         1. CRP has a 95% investment in Oakridge Apartments, Ltd., a limited partnership. See Note 5 to the notes to the Audited Financial Statements.

                                  Schedule 5.3

                                 Capitalization

         1.       CRP Shareholders on the date hereof:

                  Paul Gerber               5 shares
                  Felicia Gross             5 shares
                  Sheila Nassberg           5 shares
--------------------------------------------------------------
                  TOTAL                     15 shares issued and outstanding

         2. Pursuant to the settlement of the Purjes Litigation, Purjes shall be issued one and two-thirds (1 2/3) shares of CRP Common Stock. Such issuance will increase the total number of shares of CRP Common Stock issued and outstanding to sixteen and two-thirds (16 2/3) shares.

                                  Schedule 5.5

                                    Consents

         1. Consent of The Chase Manhattan Bank ("Chase") pursuant to the Guaranty, dated as of December 1, 1984 by and among CRP, Leon Hertzson, Colonial Glove and Garment, Inc. and Chase.

         2. Waiver of Leon Hertzson ("Hertzson"), as Sublessor under a Sublease Agreement, dated as December 1, 1984 by and among Hertzson, CRP and Colonial Glove and Garment, Inc. ("Colonial"), with respect to certain rental payments which are in arrears from April through October of 1996.

         3. Waiver of Concord Growth Corporation, as lender under a Revolving Credit Agreement, with respect to the breach of certain financial and other covenants in such agreement. See Note 8 to the notes to the Audited Financial Statements.

                                  Schedule 5.7

                           No Undisclosed Liabilities

         1. The Financial Statements and the representations and warranties made herein do not reflect any liabilities, current or deferred, associated with CRP's termination of its S election under the Code. Such liabilities may include, but are not limited to, tax liabilities that may result from a negative net capital account in its limited partnership interest of approximately $950,000 in Oakridge Apartments, and this amount may, in the future, result in taxable income to the Surviving Corporation, which may have a material adverse effect on the Surviving Corporation.

         2.       $350,000 Promissory Note of CRP to Boca.

                                  Schedule 5.8

                           Absence of Certain Changes

         1. CRP is in arrears on payments under its Sublease Agreement, dated as of December 1, 1987 by and among Leon Hertzson, CRP and Colonial Glove and Garment, Inc., for the months of April, May, June, July, August, September and October of 1996.

         2. CRP has borrowed $350,000 from Boca pursuant to a promissory note dated the date hereof.

                                  Schedule 5.9

                        Properties, Leases and Equipment

         1. CRP subleases an approximately 65,000 square foot manufacturing, warehouse and office building on an approximately seven acre site in Ronkonkoma, New York.

         2.       CRP leases the following equipment from Advanta Leasing Corp.:

                  (a)  Particle Counter      -- lease dated July 11, 1995
                  (b)  Vacuum Sealer         -- lease dated February 5, 1996

         3.       CRP leases the following equipment from The Republic Group,
LLC:

                  (a)  Web Cleaning System   -- lease dated February 20, 1996
                  (b)  Web Cleaning System   -- lease dated April 18, 1996

                                  Schedule 5.10

                               Accounts Receivable

         None.

                                  Schedule 5.11

                                    Inventory

         1. The inventory of CRP is subject to a first priority lien of Concord Growth Corporation (the "Lender") in connection with a $2 million line of credit extended pursuant to a Revolving Credit Agreement between CRP and the Lender. See Note 8 to the notes to the Audited Financial Statements.

                                  Schedule 5.12

                Patents, Trademarks, Servicemarks and Copyrights

         See Attachment A hereto.

                                                                    ATTACHMENT A

                              REGISTERED TRADEMARKS

CRP. SOLUTIONS. PURE AND SIMPLE.                              CRE. SOLUTIONS. PURE AND SIMPLE
Registration No. 1,926,718                                    Registration No. 1,926,717
U.S. Servicemark Application No. 74/474,887                   U.S. Trademark Application No. 74/474,272

BREATHER TUBING                                               ULTRACLEAN FILM
Registration No. 1,979,014                                    Certificate of Registration No. 1,998,962
U.S. Trademark Appln. Serial No.                              U.S. Trademark Appln. Serial No.
74/535,978                                                    74/498,080

FLEXI-GLOVE                                                   STAT-AWAY
U.S. Trademark Registration No. 1,902,560                     Registration No. 1,422,409

COMMAND 2000                                                  CRP (AND DESIGN)
Registration No. 1,916,151                                    Service Mark Received 9/96
U.S. Trademark Appln. Serial No.                              U.S. Serial No. 74/507,412
74/539,635

                      FILED FOR U.S. TRADEMARK REGISTRATION

CRE (AND DESIGN)                                              CLEANRITE
Application filed for Service Mark                            U.S. Trademark Appln. Serial No.
U.S. Serial No. 75/152,653                                    74/490,629
As of 8/20/96 still waiting                                   As of 9/26/96 CRP's application was
                                                              proceeding and a Notice of Allowance should
                                                              be forthcoming.

CLEAN TRACK
Rejected 7/10/96
Still Waiting

SOF-SWAB
QUAT-2

HD DETERGENT
DUST MAGNET
CLEAN-N-DRI

                             REGISTERED U.S. PATENT

BREATHER BAG
Patent No. 5,536,356

                                  Schedule 5.13

                                   Litigation

1. Florence Price, a former employee of CRP, brought an action in Small Claims District Court of the County of Suffolk, Third District held at Huntington Station for the alleged failure of CRP to timely make one of the payments due under a certain salary continuation agreement between Ms. Price and CRP, which provides for payments to Ms. Price of approximately $190,000 over the next ten (10) years (the "Salary Agreement"). This action was dismissed on January 29, 1997. On or about February 26, 1997, CRP was served with a complaint alleging, inter alia, breach of the Salary Agreement, and praying for a declaratory judgment, injunctive relief, attorney's fees and damages in the amount of $200,000 plus accrued interest. CRP's defenses are anticipated to include (i) that Ms. Price was dismissed for cause and (ii) that she is not, in fact, disabled.

2. On October 9, 1996, CRP was served with a complaint captioned DGH Systems, L.L.C., Plaintiff, against CRP, Defendant, Supreme Court of the State of New York, County of Suffolk, Index No. 96-22570, for an alleged account stated of $25,502.66 relating to alleged sales of goods. Although settlement papers have not yet been filed, the parties have agreed in principle to a settlement that will not require the payment of any consideration by CRP. DGH will continue to service CRP on a cash-on-delivery basis.

3. Pending in Supreme Court, J.D. Hartford/New Britain, Connecticut, is a claim against CRP by Liberty Industries, Inc. ("Liberty"). This complaint stems from an alleged breach of a restrictive covenant by former Liberty employee John Scheidel, in his new employment with CRP. The complaint includes claims for breach of contract, misappropriation of trade secrets, unfair competition, and interference with contract and seeks temporary and permanent injunctions, and money damages. Although settlement papers have not yet been filed, Liberty has agreed in principle to a lump sum payment of $16,000 in settlement of its claims.

4. Pending in New York State Supreme Court, County of New York, is a claim against CRP by Dan Purjes ("Purjes"). This action for specific performance stems from the alleged breach of a contract between Purjes and CRP allegedly entered into on or about May 30, 1993. Pursuant to the terms of the alleged contract, Purjes invested monies in CRP in exchange for common stock of CRP and Colonial Glove and Garment, Inc. The parties have agreed to settle this action in exchange for the issuance to Purjes of 10% of the common stock of CRP.

5. On or about November 21, 1996, CRP was served with a verified complaint of Richard Garrie Murphy II ("Murphy"), alleging breach of his employment contract, bonus contract and severance agreement resulting in damages of (i) $52,500 for breach of the bonus contract and (ii) an unspecified amount for commissions allegedly owing under the employment agreement. No answer has yet been filed. On or about December 26, 1996, CRP filed a verified answer and counterclaims, including, but not limited to, breaches of Murphy's duties as an employee, tortious interference with contractual advantage, and loss of goodwill and damage to reputation. Counterclaim damages exceed the demands in the verified complaint. On or about February 18,

1997, Murphy responded with a reply to the counterclaims and a demand for bill of particulars.

                                  Schedule 5.14

                                Reports and Taxes

         On August 20, 1996, CRP entered into an agreement with the Town of Islip Industrial Development Agency (the "IDA") restructuring its current "payment in lieu of taxes" payment schedule under the Payment in Lieu of Taxes ("PILOT") Agreement dated December 21, 1994, between Leon Hertzson and the IDA.

                                  Schedule 5.15

                                   Agreements

         1. CRP is currently in default under its Sublease Agreement, dated as December 1, 1984 by and among Leon Hertzson ("Hertzson"), CRP and Colonial Glove and Garment, Inc. ("Colonial"), with respect to certain rental payments which are in arrears from April through October of 1996. Because of such default, CRP is in default under the Guaranty, dated as of December 1, 1984, by and among Hertzson, CRP, Colonial and The Chase Manhattan Bank, by virtue of certain cross-default provisions therein.

         2. CRP is contingently liable under an agreement with its shareholders to redeem all or a portion of their common stock, in the event that the remaining shareholders decline to purchase such stock when offered. The purchase price of the common shares is based on either a bona-fide offer from a third party or book value, adjusted as specified in the agreement.

         3. CRP is a party to that certain employment agreement dated March 2, 1993, with Paul Gerber.

         4. Agreement dated August 30, 1996 by and between CRP and Town of Islip Industrial Development Agency ("IDA"), modifying the Payment in Lieu of Taxes (PILOT) Agreement dated December 21, 1987 by and between Hertzson and the IDA.

         5. On December 22, 1995, CRP entered into an agreement with Concord Growth Corporation for a $2 million revolving credit facility with a term of 2 years. The agreement provides for, among other things, a first priority security interest on substantially all of the assets of CRP, as well as the maintenance by CRP of minimum levels of net worth and certain financial and other covenants. CRP is currently in default on certain of these covenants. CRP has also entered into a $275,000 credit facility based upon eligible inventory, as defined therein, with the same financial institution.

                                  Schedule 5.16

                          Employees and Labor Relations

         1.       See Schedule 5.13(1)

                                  Schedule 5.17

                        Employee Benefit Plans and ERISA

         1. CRP maintains a qualified salary reduction plan under Section 401(k) of the Code, which covers substantially all employees. At the discretion of the Board of Directors, CRP may match a portion of the employees' contributions to the plan.

         2.       Oxford Freedom Plan (Comprehensive Healthcare Plan).

         3.       See Schedule 5.13(1).

                                  Schedule 6.2

                                  Subsidiaries

None.

                                  Schedule 6.3

                                 Capitalization

                                                         No. of Shares of Boca
                                                         Common Stock Issuable
Name of Optionee                                        Upon Exercise of Options
----------------                                        ------------------------
Robert H. Arnold                                                          10,000
Alan L. Jacobs                                                            10,000
Ronald L. Miller                                                          10,000
C. Lawrence Rutstein                                                      10,000
Alan H. Weingarten                                                        10,000
Franklyn B. Weichselbaum                                                  10,000
                                                                          ------
     Total                                                                60,000
                                                                          ======

                                  Schedule 6.6

                      SEC Reports and Financial Statements

None.

                                  Schedule 6.8

                           No Undisclosed Liabilities

         On June 30, 1994, Boca entered into an Agreement and Plan of Merger with Weitzer Homebuilders Incorporated ("WHB"), Weitzer Sub, Inc., Harry Weitzer and certain corporations controlled by Harry Weitzer (the "Weitzer Entities"). During an examination of Boca by the staff of the Securities and Exchange Commission (the "Commission") in the third quarter of 1994, Boca was informed that its board of directors was improperly constituted in violation of the Investment Company Act of 1940. As a result of a meeting among the Commission and representatives of Boca, Boca agreed to a Consent Order for Preliminary Injunction and Other Ancillary Relief (the "Consent Order") dated September 6, 1994 pursuant to which the then board of directors resigned and a receiver was appointed to administer and manage the affairs and assets of the Company. The Weitzer Entities terminated the proposed merger on December 23, 1994. The receivership was terminated on March 14, 1995. In January 1997, Boca was notified by WHB's legal counsel that WHB intended to seek alleged damages in connection with unspecified claims relating to the terminated merger. As of the date hereof, to the best of Boca's knowledge, WHB has not commenced any legal proceedings against Boca.

                                  Schedule 6.10

                        Properties, Leases and Equipment

None.

                                  Schedule 6.11

                               Accounts Receivable

None.

                                  Schedule 6.12

                Patents, Trademarks, Service Marks and Copyrights

None.

                                  Schedule 6.13

                                   Litigation

See Schedule 6.8.

                                  Schedule 6.14

                                Reports and Taxes

None.

                                  Schedule 6.15

                                   Agreements

None.

                                  Schedule 6.16

                          Employees and Labor Relations

None.

                                  Schedule 6.17

                        Employee Benefit Plans and ERISA

None.